 Exhibit 99.1

2011 4th Quarter / Year End Earnings Webcast Presentation
January 26, 2012   1:00 P.M (ET)                                                                                                                                                                                               - Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator:  Good afternoon everyone and welcome to National Penn Bancshares Fourth Quarter and Full Year 2011 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This  call  and the accompanying  presentation  slides  located  on National  Penn's Investor  Relations  website  at www.nationalpennbancshares.com will be archived on the site following the call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our fourth quarter and year end 2011 earnings webcast conference call today. I am joined by Mike Hughes, our Chief Financial Officer, who will also be providing his comments during the presentation. Sandy Bodnyk, our Chief Risk Officer, is also with us this afternoon.

As I reflect back on 2011, I'm very pleased with all of our accomplishments throughout the year here at National Penn, resulting in the highlights you see on slide 2, as well as other achievements that we have previously discussed with you. These previously discussed achievements include our partnership with Warburg Pincus, which further enhanced our capital levels in 2011, the repayment of TARP, and performance that allowed for consecutive increases to our dividend, returning capital to our shareholders.

National Penn is strong, clean and efficient and is positioned for future growth in 2012. We achieved multiple strategic objectives throughout 2011 and once again we’re executing our plan in January of 2012.  This management team has been, and will continue to be, focused on enhancing shareholder value.

Reflective of these accomplishments, I'm pleased to announce that Forbes recently ranked National Penn 15th of the 100 largest banks on their list of America’s Best Banks1 - a ranking  above all of our regional  competitors.

Our banking teams have been communicating this recognition to our customers and many new prospective customers as we continue to increase our calling and marketing initiatives throughout the markets we serve. I am now going to turn this presentation over to Mike for more details on our financial performance, Mike?
__________
1 Forbes December 2011 “America’s Best and Worst Banks.”

Michael J. Hughes, Chief Financial Officer & Group Executive Vice President

Thanks, Scott.

Starting on slide three, we reported earnings of $0.14 per share in the fourth quarter [2011] which included two adjustments. As our retail trust preferred increased in value during the quarter from about $25.50 to $26 per share, we recognized an expense related to marking these to market. Additionally, we reduced staffing by approximately 25 positions which resulted in severance expense of $2.2 million pre-tax and that included the resolution of some previous contractual arrangements. So, from an earnings per share perspective on an adjusted basis, earnings per share were $0.16 in the [fourth] quarter [2011].

Looking at a similar analysis on the next slide for the full year, and considering the acceleration of the discount related to the repayment of TARP in the first quarter, adjusted earnings per share nearly doubled in the year from $0.30 to $0.59.

Slide five illustrates the consistency of earnings over the last several quarters and a significant improvement from 2010 levels. Reported ROA [return on assets] for the year of 1.02% and adjusted ROA for the year of 1.05% are very strong contributions considering current economic conditions.

Referring to slide seven. As it relates to loan growth, we have been able to reduce classified assets throughout the year which declined by 23%, while keeping our non-classified portfolio relatively constant. Over the year, exclusive of classified loans, loans declined by approximately 1% and grew modestly in the quarter.

As we have stated previously, we've aggressively used charge-offs to accelerate a reduction in classified assets, but  as the  more  problematic  loans  have been resolved,  there  is  a greater percentage of classifieds which we would like to retain and hopefully upgrade. So, the reduction in charge-offs and the relatively modest decline in classifieds are correlated. We continue to focus on reducing classified assets throughout 2012, but anticipate the rate of decline will be slower.

The next several slides illustrate the improving trends in the classifieds and our ability to reduce provisioning throughout 2011. As you can see, the provision included a $2 million provision in the quarter.

On slide 10, we had a reserve release in the quarter and the year; net charge-offs of $6.4 million compared to $6.8 million in the prior quarter; and if you look on the right hand side of the slide, net charge-offs decline from $90 million to $38.4 million year-over-year.

Net charge-offs to average loans declined to 50 basis points in the fourth quarter as compared to 144 basis points in the fourth quarter of 2010.  Although the reserve declined from $131 million to $126 million, our reserve coverages remained very strong.

Looking at slide 11, and this slide looks at non-performing loans to loans relative to the peer group, you can see that we compare very favorably. So, the conclusion we reach here is that we have a relatively lower level of non-performing loans and those loans are valued at sixty cents on the dollar, relatively conservatively valued.

Turning to the next slide, with those lower levels of non-performers, and then taking into context the coverage ratios despite the reserve release that we talked about, our coverage of non-performing loans remains very strong and exceeds the peer group.

We continue to accrete our capital position through this strong internal generation of capital and some modest de-leveraging in the quarter. Tangible capital, when you look at the slide, has accreted 40 basis points per quarter over the last three to four quarters.

As Scott mentioned, we increased the dividend for the third consecutive quarter. We will continue to evaluate capital management strategies through the dividend, M&A opportunities and potential share repurchases.

Let's look at the [net interest] margin on slide 14. Net interest margin for the quarter expands from 3.46% to 3.49%. Net interest income was relatively flat. For the year, the net interest margin increases to 3.52% from 3.45%, but net interest income declined from $271 million to $260 million, primarily due to de-leveraging in 2010 and inclusive of the sale of Christiana [Christiana Bank & Trust Company].

We continue to have disciplined deposit pricing which resulted in CDs [certificates of deposit] declining by approximately 7% on average in the quarter. However, transaction accounts increased by approximately 5% over the year. Our deposit mix has also improved markedly from the prior year as CDs to total deposits declined from 32% to 27%. We again had a modest restructure of the investment portfolio in the quarter coupled with the termination of some structured repurchase agreements, resulting in a net minimal P&L [profit and loss statement] impact.

Let me address a couple of issues as it relates to, first, pre-payments speeds.  We did see acceleration of pre-payment speeds in the quarter which  reduced the portfolio yield  by about 10  basis  points  and decreased  the net interest margin by about 3 basis points. As it relates to 2012, we keep “blocking and tackling” to keep the margin in this current range, realizing that deposit pricing will have a reduced impact in 2012.  Loan growth will be a significant component in determining the margin. We believe loan growth will be moderate in 2012 and our goal is in the low-single digits.

Looking at slide 15, I think many of the non-interest income items we have previously discussed. Wealth declined in the quarter basically due to our broker transaction volume which has some variability quarter-to-quarter and was relatively high in the third quarter. As you can see in the middle of the slide, the core run rate of other income is in the $23 million to $24 million range.

Lastly, on the expense management side and exclusive  of the reorganization  charge which  we talked  about, expenses relatively flat quarter-over-quarter, in that $55 million range, as well as the efficiency ratio in the upper 50s [50%]. Core expenses, on the right hand side of the slide as you can see, are relatively comparable and as it relates to 2012, it is our goal to keep expenses relatively flat and anticipate expenses in the mid $50 million range on a quarterly basis.

With that, I will turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you.

In summary on slide 17, we continue to execute on our strategic plan.  We’re extremely pleased with the strength of our balance sheet and the strong earnings trend throughout 2011. As we stated last quarter, we continue to focus on capital management strategies, ongoing reduction in problem loans in all categories, and revenue generation and growth. We understand that these remain critical to our future success and will further enhance National Penn's profitability and strength in 2012.

We continue to hire experienced professionals within our commercial and consumer banking and wealth management divisions. This continued focused hiring of revenue producers is gaining traction, as evidenced by our reversing the declining trend on loan balances which reflected a small increase in the fourth quarter. Our professional banking teams continue to take quality  market  share through  existing  disruption  opportunities.  Our teams are focused on revenue and profitability growth and our progress is turning into tangible results.

In 2012 we will continue to cross-sell the power of our business model of banking, insurance, investment and trust products and services. Our brand has strengthened throughout 2011 and we continue to build on our position of strength in 2012. Once again, we are very pleased that our strength was acknowledged and recognized by Forbes’ ranking National Penn 15th of the 100 largest banks on its list of America's Best Banks.

We believe that the strength of our balance sheet is a competitive advantage. Our marketing initiatives that have started and will continue to ramp up, will leverage this advantage throughout 2012 as we continue to win market share and focus on delivering enhanced shareholder value. I'm now going to open the line to analysts for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from the site of Bob Ramsey with FBR Capital Markets. Go ahead, your line is open.

Q: Bob Ramsey: Can you tell me a little bit more about the debt extinguishment this quarter which you all did and what time in the quarter that took place?

A: Michael Hughes: That debt extinguishment happened later in the quarter, Bob. It's about $55 million, it had a cost of about 4.5%, and was scheduled to mature throughout the middle of 2012. And so, we really just took that prepayment penalty in conjunction with the gain we had on some securities and unwound both sides.

Q: Bob Ramsey: Okay, great. And then you all mentioned in your prepared comments that you're“blocking and tackling” in terms of net interest margin, but obviously loan growth will have some say in where the margin goes. Given your outlook for low-single digit loan growth, can margin stay stable or is it going to trend a little bit lower in the near term?

A: Michael Hughes: Bob, as we've said, our goal is to keep it in the same relative range. You saw a little bit of accretion in the margin from 3.46% to 3.49%, but I'll tell you we're shifting, well maybe not shifting, our focus is on net interest income as opposed to the net interest margin. So loan growth is going to help, but we think we're doing the right things on deposit pricing, what we did with the structured repos [repurchase agreements] and so forth, to make our goal something that we're looking at for 2012 to keep it relatively in the same range.

Q: Bob Ramsey: Okay. And then with the focus on net interest income, is that going to stay relatively stable in 2012?

A: Michael Hughes: That is our anticipation, that based on the bank being relatively the same size and the margin within a relative range, yes, relatively comparable.

Q: Bob Ramsey: Great, thank you guys, appreciate it.

Operator: Our next question comes from the site of Frank Schiraldi with Sandler O'Neill. Go ahead, your line is open.

Q: Frank Schiraldi: Just a couple of questions here, first for Mike. In your comments, I thought I heard in talking about the NPA [non-performing assets] portfolio that it’s being held at sixty cents on the dollar. Was that right?

A: Michael Hughes: That is correct, either through historic life-to-date charge-off or through specific reserve. The non-performers that we have of about $60 million have already been written or reserved by about forty cents [on the dollar].

Q: Frank Schiraldi: And how much is charge-off and how much is specific reserve?

A: Michael Hughes: Specific reserve is in that $10 million to $12 million range and the balance being historic life- to-date charge-off.

Q: Frank Schiraldi: Okay then, so thinking about 2012, obviously you guys are very well-reserved here looking at basically any metric. And so, just wondering if you think it may be possible to see that reserve-to-loan ratio fall below 2% by the end of the year or is that too aggressive?

A: Michael Hughes: I think what we've talked about previously is that we really don't have a target as it relates to reserve-to-loans.  And what we think will cause that reserve to have the ability to have more release is a continued reduction in classified loans, the current trend or improving trend in net charge-offs.  But, what will offset that is if we have loan growth which is a "class A" problem going the other way.  So, we don't look at reserve-to-loans as a metric per se, and what is really going to drive the provisioning and reserve levels are net charge-offs, classified loans and loan growth.

Q: Frank Schiraldi: Okay, maybe I could ask it a slightly different way. If you look at your classifieds, I mean how they've come down, how they've declined in 2011, and you mentioned that you expect them to continue to come down but perhaps at a slower rate of decline, would we expect to see that reserve then maybe come down at a slower rate of decline over 2012 compared to 2011?

A: Michael Hughes: I just think Frank, there are so many moving parts that it would be very difficult for us to project the reserve level a couple of quarters out.

Q: Frank Schiraldi: Got you, okay.

A: Scott Fainor: Frank, one of the comments I would make to add on to Mike's, is that our economy within the region continues to be stable but slow growth. So, that's why we’re talking about being focused on loan growth and I am encouraged with the loan pipelines. I was encouraged with the fourth quarter. At the same time, we are still focused on the reduction of all asset quality metrics to move those in the right direction. So it's a combination of both sides and we are going to continue to keep you informed on our progress.

Q: Frank Schiraldi: Okay, great. And then just one more bigger picture question for you Scott. Just your general thoughts on M&A [merger and acquisition] here. I feel like some bankers are of the opinion that we are on the cusp of a significant pickup of M&A in the Northeast. And I think many more feel like it’s still at least six to nine months away when you ask the question and it’s partly just because buyers and sellers still aren't thinking about pricing the same. Just want to get your general thoughts there.

A: Scott Fainor: Number one, National Penn will participate in the consolidation of the industry. We have been very consistent in stating that.  I think that with our capital levels and the strength of our company, other partners will want to join us. At the same time, I believe that it’s probably more like six to nine months off. It’s further in the future because people are looking for stability in the economy. They are still looking at how their numbers are coming together and valuation. So, my opinion would be it’s six to nine months off.

Q: Frank Schiraldi: Okay. That's good color. Thank you.

Operator: The next question comes from the site of Damon DelMonte with KBW. Go ahead your line is open.

Q: Damon DelMonte: Just to follow-up on Frank's last question about M&A. Could you just remind us what your parameters are as far as deals go? Maybe your appetite for size, as well as what you would be looking for in the way of accretion, earnings and dilution to tangible book?

A: Scott Fainor: We have not commented on any forward-looking information around metrics of EPS [earnings per share] and/or accretion.  What we've said is, we are looking for deals to be accretive as soon as possible and we are looking to do deals that are wtihin the markets we serve or in contiguous counties of a size that would be greater than $500 million in assets.  But we are keeping an open mind to look at all different sizes and shapes and forms.  Mike, would you want to add anything to that?

A: Michael Hughes: I would just say that I think generally the criteria we look at is relative size. I think Scott has talked before probably $500 million or greater, relative risk, and that doesn't go to the point that we wouldn’t look at a potential partner that had some issues because I think we have the capital that can address some of those issues. Operating leverage are synergies that can accrete earnings per share and then franchise value. Has to be in this market or a contiguous market and I think that they go together, operating leverage and franchise value.

Q: Damon DelMonte: Okay. That's good. Thank you. I guess, Mike for you, as far as the debt extinguishment you did this quarter, is there anything else that would potentially be available for you guys in the upcoming couple of quarters?

A: Michael Hughes: We did something modest last quarter and this quarter. We continue to look at the investment portfolio. And when you look at us longer-term, the Federal Home Loan [Bank] advances that we have out there at a relatively higher rate, we continue to look at alternatives there. We haven't really come up with anything that at the current time we would execute upon. But, that is a focus of ours, looking at that long-term debt structure.

Q: Damon DelMonte: The trust preferreds that you guys take the mark on each quarter, that get marked-to-market, is  that something that is callable?

A: Michael Hughes: It is callable and that is what is inconsistent with the accounting. We are marking that to $26 when we have a $25 current call.

Q: Damon DelMonte: Okay, all right, and this is my last question. The tax rate, if you said this already I apologize, but can you give us some guidance as to what an appropriate tax rate would be for 2012?

A: Michael Hughes: I think if you looked at the tax rate here on a normalized basis, it’s been in that low 20% range, I think 22% for the quarter, 22% for the year. We'd say it’s in the low 20% range for 2012.

Q: Damon DelMonte: Fair enough. Thank you very much.

A: Michael Hughes: Thanks, Damon.

Operator: Our next question comes from the site of David Darst with Guggenheim Securities. Go ahead. Your line is open.

Q: David Darst: Scott, are there any other organic initiatives that you are looking at? Maybe product expansion or any other teams that you could acquire to leverage capital?

A: Scott Fainor: The organic growth initiatives that we've had underway, that we talked about in previous quarters, have really been focused on what we believe are our core strengths, that is,  small  business  banking,  commercial  and middle  market banking  within the markets we serve. And those professionals  that we’ve hired  have been either longer-term lenders that have a credit culture that matches ours and we've also  hired  longer-term  credit  professionals  that are risk  managers that have come from  the larger banks. We've also brought on some people that can help us in our small business lending area which interfaces with our 122 retail branch offices. We have that initiative going on and that's a lot more education to our branch managers and our platform people to be able to identify whether it would be business deposits, business cash management or business loans that we could cross-sell to our customers.

And then we hired three separate teams last year on the wealth management side in our trust business, National Penn Investors Trust Company. Those three separate teams operate out of the Lehigh Valley / Allentown area, the Berks County / Reading area and in the Southern region which is Philadelphia and its suburbs. We are trying to leverage relationship banking of all of our products and we are tying marketing initiatives around additional calling efforts. And this year we'll tie together the Forbes 100 best banks, of which we're number 15. So, it's pretty organic, it's pretty much plain vanilla “blocking and tackling,” and we feel very comfortable with that.

Q: David Darst: Okay. And just in the meantime I guess as you’re expecting M&A to pickup later this year, would you consider buying back any stock just to reduce the accretion of capital?

A: Michael Hughes: Yes, David, we've talked about that and we think there are three or four ways to manage capital with the dividend,  hopefully  M&A,  organic  growth  to the extent it materializes  and then the share repurchase, and it's something we continue to look at and we'll continue to evaluate.

Q: David Darst: Okay, great. Thank you.

Operator: The next question comes from the site of Mike Shafir with Sterne Agee & Leach. Go ahead your line is open.

Q: Mike Shafir: So, just going back to the NIM [net interest margin] for a minute.  Your current investment securities yield is 3.97% and I was just curious about - it looks like securities came down a bit this quarter as well.  What are the new reinvestment yields on some of those cash flows?  Since loan growth has been slow, I am assuming you're still going to put some of that back into the securities portfolio?

A: Michael Hughes: If you look at the yield on the investment portfolio, and it did decline from 4.21% to 3.97%, I mentioned that 10 basis points of that was due to the increased prepayment speeds and the accelerated amortization of any premium that we had. But, recall in the third quarter we took $100 million and went out on the curve from the Fed
[Federal Reserve] account. That reduced the yield, although  enhanced net interest  income  by a couple of million [dollars], and reduced the net interest or the yield on the portfolio by about six or seven basis points.

So, the difference between the purchase rate and the redeployment rate, which is probably somewhere 3.00% coming off and going on 2.00% to 2.25%, cost us about 7 basis points. So, what we have built into our modeling is that prepayment speeds are relatively at the same range and we don't anticipate that type of compression going forward excluding some heavy refinancing in the mortgage market.

Q: Mike Shafir: Okay. And then, just on the liability side then, as your total interest-bearing deposits come down, I mean your total cost of funds now on deposits is 65 basis points. I guess you did mention that there is not a lot of room left.  What is left in terms of the CDs?

 A: Michael Hughes: Well, we think there is room left on that. We still have CDs probably coming off over the year in the 1% range and the reissue rate is somewhat lower. We also have $1 billion in money market accounts that we continue to look at, and we actually did re-price downward in the fourth quarter. So we'll continue to do that. My point was that there is room, just not as much room as there was.

Q: Mike Shafir: All right, thanks a lot guys. I appreciate all your details.

Operator:  The next question comes from the site of Mac Hodgson with SunTrust Robinson Humphrey.  Go ahead, your line is open.

Q: Mac Hodgson: Just a couple of questions on, Mike, some of your comments on the fee income. Just want to be sure I heard you correctly. You’re kind of indicating $23 million to $24 million is a better run rate for '12 [2012]?

A: Michael Hughes:  Yes, historically that's where it's been.  There's some variability in that with some non-recurring type items, but $23 million to $24 million over the last four quarters has been a relatiavely good run rate with some pluses and minuses in there.

Q: Mac Hodgson: Got you. And then mid $50s [million] on the expense side?

A: Michael Hughes: Correct.

Q: Mac Hodgson: Okay. I was a little surprised to hear low-single digit loan growth and somewhat flattish fee income. I know the company has made a lot of hires and has a lot initiatives going on.  Is it just there is still some kind of run-off?  I know it's obviously a competitive environment.  Are there still just some run-off of classified  loans in the construction book offsetting potential production?

A: Michael Hughes: Well, I do think the reduction in classified loans will certainly mitigate any loan growth, but we are seeing the benefit of the new hires. You do have some pretty good amortization, as do other banks, and so we look at the quarter relatively flat in the C&I portfolio, some improvement in the commercial real estate portfolio and we'll continue to see the benefit of the new hires.  And I do think, maybe to your point, is that you are covering a lot of amortization on an annual basis.

A: Scott Fainor: I think also Mac, that when you take a look at the markets we operate in, we've always said that they are very conservative, and with our risk culture and what we've moved toward, we’re looking at more of the “A” or top tier  borrowers.  And as we are doing  that  with the new hires,  it’s all coupled  together. The risk  profile continues  to be very, very strong, tied  to a strong balance  sheet. So, conservative markets, slower growth, still stabilizing. We are capitalizing on that by taking market share, but there isn't a lot of economic growth giving us the offsetting benefit yet.

Q: Mac Hodgson: Got it, okay thanks. And on the M&A topic you addressed earlier, I thought historically when commenting on tangible book value you all indicated you'd be willing to take some dilution with a deal. Has anything changed there with your stance on M&A?

A: Michael Hughes: Well, even if you look at most transactions there is some level of dilution. So, we look at not the absolute level of dilution, but what's the earn back period. We really haven't given any guidance on that. What we are talking about is earnings per share accretion. We’ve said that over a longer period of time, although we can all appreciate that over the last several years, banks have traded on multiple of tangible book, we do believe it will come back to trading off multiple of earnings. We are focused on earnings per share accretion and obviously that interrelates to tangible book value dilution.

A: Scott Fainor: And I will just add that Mike, Sandy and I have been very clear that we are very disciplined in our approach around all of those metrics. So, they all interconnect as Mike stated.  And it really has to be disciplined because what we don't want to do is lose any of the positive momentum we have around the internal hires and also the current employees we have and a lot of the market share that we are now picking up. We are in the beginning stage of that. So we want to keep that going.

Q: Mac Hodgson: Perfect, thanks. And just one last one on the dividend. You've done a good job increasing it here recently. Are you targeting that 30% payout ratio and do you feel like, since it looks like EPS will be relative stable here, that you've kind of increased it as much as you can here in the near term?

A: Michael Hughes: I don't think generally we have a targeted payout ratio and I appreciate that a lot of others do. But, when you look at the capital base that we start with, you could make a case that we have room to be higher than others, but we don't have any guidance on payout ratio. We will continue, in conjunction with the Board, to evaluate that on a quarterly basis.

Q: Mac Hodgson: Okay, great. Thank you.

Operator: The next question comes from the site of Rick Weiss with Janney. Go ahead. Your line is open.

Q: Rick Weiss: Hi. I think just about all of my questions have been asked and answered, but here is one. In that the Fed is saying that interest rates will stay very low through 2014, is that how you are planning your asset-liability strategy if low rates will stay low for a very long time?

A: Michael Hughes: Well, I think Rick as we said last time, we like a lot of others thought that you would see rates move up through 2011 which didn't materialize, and the guidance now we see from the Fed especially last August and continuing, that it’s relatively flat. I would say that's a difficult environment for banks to operate in, but that is the environment we anticipate and we are managing our ALCO [asset-liability committee] to a flat rate environment for an extended period of time.

Q: Rick Weiss: Okay. So that's led to the decision to restructure and deliver, I suppose?

A: Michael Hughes: That's a very small component of what we're doing from an ALCO position but yes, when I talk about the longer term Federal Home Loan advances, if you have an extended  period of flat rates, that's going to be a drag on the margin. So, we are managing the margin based upon the Fed guidance that rates would be flat for an extended period of time.

Q: Rick Weiss: Okay. So then could you go longer on your investment securities then, like two years [or] past two years, rather than overnight funds?

A: Michael Hughes: Well, if you look at what we're doing with the overnight, and we are managing the cash position at the Fed, we took the $100 million out on the curve.  We've taken some of the higher-cost CD deposits and let them run to manage that cash position down.  And we're continuing to look at that and other alternatives.  But, I am not suggesting that we're sitting here and going to say if our time horizon on most of those mortgage-backed securities were 3 to 3.5 years that we are extending that appreciably.  If we are out there on the curve, we're probably out there in that 3.5 to 5 year range.

A: Scott Fainor: And the other thing Rick is, we've said before and we are consistent with this, everything in our strategic plan is in moderation. So, as we link all this back together we still remain asst-sensitive.  If rates were to go up slightly in future quarters we are well positioned.  We are trying to balance shorter rates, flat for a longer period of time, but if they were to go up we do benefit.

A: Michael Hughes: That's a fair comment. We still are asset-sensitive. We've managed that down modestly, but we still benefit in an increasing rate environment.

Q: Rick Weiss: All right. Yes, no doubt it's a tough world to be an “A-L” [asset-liability] guy today.

A: Michael Hughes: Yes.

Q: Rick Weiss: I appreciate that. Thank you very much.

Operator: It appears we have no further questions at this time. I'll now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

I want to thank everyone for joining our call today. Very positive results for 2011 and a lot of positive momentum at National Penn as we enter 2012. We appreciate all of your questions today and I want to wish everyone a great afternoon and a great week. We will talk with all of you soon. Thank you.

Operator: This concludes today's presentation. You may disconnect at anytime. Have a wonderful afternoon.